Exhibit 10.37

SIXTH AMENDMENT TO

LOAN AGREEMENT

Sixth Amendment to Loan Agreement, dated August 29, 2011, by and between New Enterprise Stone & Lime Co., Inc., a Delaware corporation (the “Borrower”), and Citizens Bank of Pennsylvania (the “Bank”) (the “Sixth Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Bank entered into that certain Loan Agreement, dated September 30, 2009, as amended by that certain: (i) First Amendment to Loan Agreement, dated May 27, 2010, by and between the Borrower and the Bank; (ii) Second Amendment to Loan Agreement, dated June 23, 2010, by and between the Borrower and the Bank; (iii) Third Amendment to Loan Agreement, dated July 30, 2010, by and between the Borrower and the Bank; (iv) Fourth Amendment to Loan Agreement, dated May 18, 2011, by and between the Borrower and the Bank; and (v) Fifth Amendment to Loan Agreement, dated July 18, 2011, by and between the Borrower and the Bank (as further amended, modified, supplemented or restated from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower and the Bank desire to amend certain provisions of the Loan Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

2.             Section 1.01 of the Loan Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

“Permitted RE Indebtedness” shall mean Indebtedness in a maximum principal amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00) secured only by Permitted RE Indebtedness Collateral (as defined in the Existing First Lien Credit Agreement).

“Sixth Amendment Closing Date” shall mean August 29, 2011 or such other date as the parties hereto may agree in writing.

3.             Section 1.01 of the Loan Agreement is hereby amended to delete the following definition in its entirety and to insert in its stead the following:

“Existing First Lien Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of January 11, 2008, by and among the Borrower, the financial institutions party thereto and the Agent party thereto, as amended from time to time prior to the Sixth Amendment Closing Date.

4.             Section 5.15 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

5.15         Financial Covenants.

The Borrower hereby covenants to any and all financial covenants which may be set forth in Article 6 of the Existing First Lien Credit Agreement (including, without limitation, those financial covenants set forth in Sections 6.1 [Net Worth], 6.2 [Fixed Charge Coverage Ratio], 6.3 [Total Leverage Ratio], 6.4 [Limitation on Capital Expenditures], 6.5 [Limitation on Operating Lease Expense] and 6.6 [Additional Provisions Respecting Calculation of Financial Covenants] of the Existing First Lien Credit Agreement), which are hereby collectively incorporated herein by this reference as if set forth herein at length, as such covenants exist on the Sixth Amendment Closing Date (collectively, the “Incorporated Provisions”). Any defined terms appearing in such Incorporated Provisions shall have the meanings ascribed to such terms in the Existing First Lien Credit Agreement, as it exists on the Sixth Amendment Closing Date. Any amendment or other modification of such Incorporated Provisions or any related defined terms shall not constitute an amendment to this Agreement without the express written agreement of the Bank that any such amendment or other modification shall constitute an amendment to this Agreement. If a Termination occurs, all of the Incorporated Provisions and all related defined terms shall survive the Termination and shall continue in full force and effect as part of this Agreement; provided that at any time after a Termination, the Borrower shall, upon the Bank’s request, execute and deliver to the Bank a supplement or amendment to this Agreement, which supplement or amendment shall expressly incorporate into this Agreement all or any number of the Incorporated Provisions of the terminated Existing First Lien Credit Agreement.

5.             Section 6.02 of the Loan Agreement is hereby amended (i) to delete the word “and” at the end of clause (j) and the period at the end of clause (k) and (ii) to insert “; and” at the end of clause (k) and as a new clause (l) the following:

(l)            Permitted RE Indebtedness.

6.     The provisions of Sections 2 through 5 of this Sixth Amendment shall not become effective until the Bank has received the following, each in form and substance acceptable to the Bank:

(a)           this Sixth Amendment, duly executed by the Borrower and the Bank;

(b)           payment of all fees and expenses owed to the Bank and the Bank’s counsel in connection with this Sixth Amendment;

(c)           the documents listed in the Preliminary Closing Checklist set forth on Exhibit A attached hereto and made a part hereof; and

(d)           such other documents as may be reasonably requested by the Bank.

7.             The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement and the other Loan Documents, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement and the other Loan Documents, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

8.             The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured or will secure payment of the Debt including, but not limited to, the Loan Agreement, the Security Agreement and all applicable UCC-1 financing statements and other similar instruments executed and recorded with respect thereto continue to secure prompt payment when due of the Debt.

9.             The Borrower hereby represents and warrants to the Bank that (i) the Borrower has the legal power and authority to execute and deliver this Sixth Amendment; (ii) the officers of the Borrower executing this Sixth Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this Sixth Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

10.           The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement or the other Loan Documents, nor will any occur as a result of the execution and delivery of this Sixth Amendment or the performance or observance of any provision hereof; and (ii) the Borrower presently has no claims or actions of any kind at law or in equity against the Bank arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

11.           Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

12.           The agreements, consent and waiver contained in this Sixth Amendment are limited to the specific agreements, consent and waiver made herein. Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect. This Sixth Amendment amends the Loan Agreement and is not a novation thereof.

13.           This Sixth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

14.           This Sixth Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (without regard to any conflict of law principles thereof). Each of the parties hereto hereby consent to the nonexclusive jurisdiction of any Pennsylvania state court or federal court of the United States sitting in Allegheny County, Pennsylvania, and any appellate court from any thereof, in respect of actions brought against any such party as a defendant, with respect to any suit arising out of or mentioning this Sixth Amendment and hereby waives any right to which it may be entitled on account of place of residence or domicile.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Sixth Amendment to be duly executed by their duly authorized officers the day and year first above written, as an instrument under seal.

ATTEST/WITNESS			New Enterprise Stone & Lime Co., Inc.

By:	/s/ Pamela K. Bishop	(SEAL)	By:	/s/ Paul Detwiler, III	(SEAL)
Name:	Pamela K. Bishop		Name:	Paul Detwiler, III
Title:	Notary		Title:	President

COMMONWEALTH OF PENNSYLVANIA			Citizens Bank of Pennsylvania
NOTARIAL SEAL
PAMELA K. BISHOP, Notary Public
City of Harrisburg, Dauphin County			By:	/s/ Joseph F. King
My Commission Expires June 5, 2015				Joseph F. King, Senior Vice President

ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA	)
	)	SS:
COUNTY OF BLAIR	)

On this 29 day of August, 2011, before me, a Notary Public, personally appeared Paul I Detwiler, III who acknowledged himself to be the President of New Enterprise Stone & Lime Co., Inc., a Delaware corporation (the “Company”), and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing his name as President of and on behalf of the Company.

IN WITNESS WHEREOF, I hereunto set my hand and affix my seal.

/s/ Pamela K. Bishop
Notary Public

My Commission Expires: 6/5/2015	COMMONWEALTH OF PENNSYLVANIA
NOTARIAL SEAL
[SEAL]	PAMELA K. BISHOP, Notary Public
City of Harrisburg, Dauphin County
My Commission Expires June 5, 2015